EXHIBIT 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statement

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Cypress Shopping Center (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Property for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, on July 1, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P., completed the acquisition of the Property.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenues and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

August 13, 2014

Cypress Shopping Center

Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2014 (unaudited) and the Year Ended December 31, 2013

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
	(unaudited)
REVENUES:
Rental income	$204,645	$776,805
Tenant reimbursements and other income	30,971	118,310

Total Revenues	235,616	895,115

CERTAIN OPERATING EXPENSES:
Property operating	34,781	117,906
Real estate taxes	16,827	67,306
Repairs and maintenance	—	11,302
Other	3,945	34,435

Total Certain Operating Expenses	55,553	230,949

Excess of Revenues Over Certain Operating Expenses	$180,063	$664,166

See accompanying notes to statements of revenues and certain operating expenses.

Cypress Shopping Center

Notes to Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2014 (Unaudited) and the Year Ended December 31, 2013

1.	Business and Purchase and Sales Agreement

On May 5, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P., (the “Operating Partnership”) assumed from Wheeler Interests, LLC (“Wheeler Interests”) the Purchase and Sales Agreement (the “Agreement”) to acquire Cypress Shopping Center (the “Property”), a 80,435 square foot grocery-anchored shopping center located in Boiling Springs, South Carolina for a purchase price of approximately $8.3 million. On July 1, 2014, the Operating Partnership completed the acquisition. The Property is 93% occupied and is anchored by a Bi-Lo grocery store which occupies approximately 59% of the total rentable square feet of the center through a twenty-year lease expiring in March 2018 with six five-year options remaining.

2.	Basis of Presentation

The Statement of Revenues and Certain Operating Expenses (the “Statement”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statement. The Statement has been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

Bi-Lo’s annualized rental income on a straight-line basis represented 58.56% of total annualized rental income for all tenants on a straight line basis as of March 31, 2014 (unaudited) and December 31, 2013. The termination, delinquency or nonrenewal of this tenant may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of March 31, 2014 (unaudited) and December 31, 2013.

The weighted average remaining lease terms for tenants at the property was 3.65 years as of March 31, 2014 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of March 31, 2014 (unaudited) and December 31, 2013 were as follows:

	Twelve Months Ending March 31,	Years Ending December 31,
	(unaudited)
2014	$—	$745,782
2015	740,929	719,676
2016	713,301	698,636
2017	680,726	634,386
2018	628,209	220,081
2019	79,404	25,731
Thereafter	12,852	—

	$2,855,421	$3,044,292

The above schedule takes into consideration all renewals and new leases executed subsequent to March 31, 2014 until August 13, 2014.